UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐Preliminary Proxy Statement

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☐Definitive Proxy Statement

☒Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

HTG MOLECULAR DIAGNOSTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HTG Molecular Diagnostics, Inc.

Annual Meeting of Stockholders

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

          FOR: ON PROPOSALS 1, 2, 3, 4 AND 5

PROPOSAL

1.	Election of Class I Directors
1.01	Thomas W. Dubensky Jr., PhD.

1.02	Christopher P. Kiritsy

1.03	Lee R. McCracken

2.

To approve a series of alternate amendments to the Company's Amended and Restated Certificate of Incorporation to effect, at the option of the Company's Board of Directors, a reverse stock split of the Company's common stock at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors at its sole discretion.

3.	To approve the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.

4.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement for the annual meeting.

5.	To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.

HTG Molecular Diagnostics, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND 6 AND FOR 1 YEAR ON PROPOSAL 5 PROPOSAL 1.Election of Class III Directors1.01 Ann F. Hanham1.02 Michelle R. Griffin2.To approve the HTG Molecular Diagnostics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan3.To approve the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.4.To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement for the annual meeting.5.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers.6.To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.